                                                                   Exhibit 10(s)

                             EXPLORATION AGREEMENT
                                      AND
                               OPTION TO PURCHASE

     EXPLORATION AGREEMENT WITH OPTION TO PURCHASE (the "Agreement") dated as of October 21, 1997, ("Effective Date") among HOMESTAKE MINING COMPANY OF CALIFORNIA, a California corporation, having its principal place of business at 650 California Street, San Francisco, CA 94108 ("Homestake") and PIOCHE-ELY VALLEY MINES, INC., a Nevada corporation, having its principal place of business at 10830 North Central Expressway, Suite 175, Dallas, Texas 75231 ("Pioche-Ely Valley").

     1. Property. The property subject to this Agreement includes those certain patented and unpatented mining claims owned by Pioche-Ely Valley all more particularly described in Exhibit A hereto, hereafter collectively referred to as the "Property".

     2.   Representations; Indemnity of Pioche-Ely Valley.

          (a) Homestake represents to Pioche-Ely Valley and Pioche-Ely Valley represents to Homestake that (i) the representing corporation is a corporation duly incorporated and in good standing in its state of incorporation; (ii) the representing corporation is qualified to do business and is in good standing in the State of Nevada; (iii) all corporate and other actions required to authorize the representing corporation to enter into and perform this Agreement have been properly taken; (iv) the representing corporation is not and will not be after the giving of notice and passage of time, in breach or violation of any other agreement or obligation by entering into or performing this Agreement or any transaction contemplated by it; (v) this Agreement has been duly executed and delivered by the representing corporation; and, (vi) this Agreement is valid and binding upon the representing corporation in accordance with its terms.

          (b) Pioche-Ely Valley represents that it is in exclusive possession of and owns a 100% undivided interest in and to the Property, subject only to the paramount title of the United States in that portion of the Property comprised of unpatented mining claims, except for that portion of the Property known as the Poorman Area more particularly described in Exhibit A - Part II, in which the Pioche-Ely Valley owns an 85% undivided interest.

          (c) Pioche-Ely Valley represents that to the best of its knowledge and as of the Effective Date of this Agreement the unpatented claims included in the Property have been properly located and monumented; location and any required validation work have been properly performed; location notices and certificates have been properly recorded or filed; all filings required to maintain the unpatented mining claims in good standing, including evidence of location and assessment work, or the equivalent thereof, under the Federal Land Policy and Management Act of 1976, 43 U.S.C. Section 1744, and other applicable state, federal and local law, have been properly made; all assessment work required to hold the unpatented mining claims has been properly performed (or deferred or excused) through the assessment year ending September 1, 1992; and all required affidavits of assessment work have been properly and timely filed.

          (d) Pioche-Ely Valley represents that as of the Effective Date all rentals to the United States government pursuant to the United States Interior and Related Agencies Appropriations Act of 1993 and the Omnibus Budget Reconciliation Act of 1993 required to be paid to hold the unpatented claims included in the Property in good standing through August 31, 1998 have been paid in a timely manner and affidavits of payment of maintenance fees and of intention to hold mining claims have been properly and timely recorded in Lincoln County.

          (e) Pioche-Ely Valley represents that the Property is free and clear of all mortgages, liens, charges, pledges, security interests and encumbrances, including any lease, right or license, except taxes not yet due and payable. Prior to the formation of the Joint Venture contemplated by Section 11 and while this Agreement is still in effect, Pioche-Ely Valley at its own expense shall take all action necessary to cure any defect in or remove any cloud on title to the Property suffered or allowed by such party, including participation in judicial proceedings and recordation of any unrecorded documents. If after notice or demand to take any such action, Pioche-Ely Valley fails to do so, such failure shall constitute the irrevocable authorization for Homestake to take all such action in such party's name and credit the reasonable costs and expenses of doing so, including attorney's fees, against the Purchase Price provided for in Section 5(b) or any other amounts payable to Pioche-Ely Valley hereunder or under the Joint Venture contemplated by Section 11; provided, in any event Homestake shall be solely responsible for removing any lien or encumbrance now or subsequently placed on the Property related to Homestake's work or operations on or in respect to the Property. Each party agrees to cooperate with the other party and to take such reasonable actions, execute and deliver such reasonable documents, and otherwise provide such reasonable assistance as is useful or necessary to permit the cure of any title defect.

          (f) Pioche-Ely Valley makes no representation or warranty whatsoever, express or implied, as to the existence of any discovery on any of the unpatented claims constituting the Property.

          (g) Pioche-Ely Valley represents to Homestake that as of the date of its execution of this Agreement and except as disclosed in that certain Property Transaction, Pioche-Ely Valley Mines, Phase I and Phase II Environmental Assessment, Preliminary Draft dated June 20, 1997 prepared by JBR Environmental Consultants, (i) Pioche-Ely Valley has no knowledge of any toxic or hazardous substances on, in or under the Property; (ii) Pioche-Ely Valley has no notice or knowledge of any release or discharge of any toxic or hazardous substance from the Property at any time or times; and (iii) Pioche-Ely Valley has no notice or knowledge of any investigation or proceeding by any federal, state or local government or agency thereof that might lead to the listing some or all of the Property under the Comprehensive Environmental Response and Liability Act of 1980, as amended, or any state or local law or regulation dealing with the control of toxic or hazardous substances, materials or wastes. Pioche-Ely Valley agrees to defend, indemnify, and hold Homestake and its Affiliates harmless from all cost, liability, loss, damage, claim, expense or contribution, including reasonable attorneys' fees, arising out of or related to any breach of the representations contained in this Section 2, all of which shall survive termination of this Agreement, including any termination arising out of exercise of the vesting of Homestake's interest as provided in Section
11. For all purposes of this Agreement "Affiliate" shall mean any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, or is controlled by, or is under common control with, a signatory. For purposes of the preceding sentence, the word "control" shall mean possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

     3.   Liens; Title.

          (a) Pioche-Ely Valley shall not during the term of this Agreement create, suffer or allow any liens or encumbrances on the Property without the consent of Homestake or unless expressly subordinated to Homestake's rights hereunder. Except for liens or encumbrances consented to or subordinated to Homestake's interests as expressly provided above, Homestake, at its option, may discharge any lien or encumbrance on the Property or any interest therein, acquire all the rights of the holder thereof, and credit Homestake's reasonable costs and expenses of doing so, including reasonable attorney's fees, against Expenditures.

          (b) Upon execution hereof, Pioche-Ely Valley shall provide Homestake with copies of all data and information in Pioche-Ely Valley's or its Affiliates' possession related to title to the Property and copies of all unrecorded documents related thereto in Pioche-Ely Valley's or its Affiliates' possession.

          (c) Neither Homestake's execution of this Agreement, nor Homestake's failure to disapprove Pioche-Ely Valley's title, shall constitute an admission of or estoppel as to the validity of Pioche-Ely Valley's title to all or any part of the Property.

          (d) Pioche-Ely Valley shall at its sole cost and expense, use good faith efforts to immediately acquire the outstanding 15% interest in the Poorman Area and all such interests acquired by Pioche-Ely Valley shall automatically be subject to the terms and conditions of this Agreement and the Joint Venture Agreement contemplated by Section 11 without further payment or obligation on the part of Homestake. Pioche-Ely Valley shall give notice of its acquisition of any of the outstanding interest(s) to Homestake within 15 days following such acquisition and Homestake and Pioche-Ely Valley shall execute and deliver to Homestake an appropriate amendment to this Agreement reflecting such ownership. In the event Pioche-Ely Valley is not successful in acquiring some or all of the outstanding interests in the Poorman Area within 120 days following the Effective Date, then Homestake may acquire the outstanding interests; any such interest so acquired shall be subject to the terms and conditions of this Agreement and any amounts paid for such interests shall at Homestake's election be credited against either Homestake's expenditures pursuant to Sections 7(a) and (b) or payments pursuant to Section 8(b). If Homestake's interest vests pursuant to
Section 11 at a time when neither Pioche-Ely Valley nor Homestake have acquired the Poorman Area, then Homestake shall have earned and vested its interest in 100% of the 85% undivided interest owned by Pioche-Ely Valley in the Poorman Area and Pioche-Ely Valley shall have no right, title, or interest of any kind in or to the Poorman Area.

          4.   Homestake's Right to Possession and Use; Conditions of Use.

     During the term of this Agreement and subject to the terms and conditions of this Agreement, Homestake shall have the sole and exclusive possession, occupancy and the quiet enjoyment of the Property and the exclusive rights to carry out such geological, geochemical, and geophysical tests and investigations as are useful or necessary to determine whether Homestake desires to develop a commercial mining operation on the Property under the terms and conditions of this Agreement, including but not limited to the rights to:

               (i) enter, occupy, use, explore and evaluate the Property and to extract, remove, store and dispose of in connection with such exploration and evaluation such quantity of ores, minerals, water and waste as is reasonably useful or necessary by means of underground or surface mining and sampling techniques and workings including but not limited to drilling and bulk sampling by Homestake;

               (ii) use any part of the Property for stockpiles and waste dumps of rock or ore in connection with exploration, evaluation, and development of the Property and other property jointly explored, evaluated or developed; and

               (iii) erect, construct, use and maintain on the Property such roads, impoundments, pipelines, wells, power lines, facilities, buildings, structures, machinery and equipment as Homestake may require for the conduct of its operations on the Property or other property jointly explored, evaluated or developed.

               (iv) Homestake will use good faith efforts to conduct all of its operations on the Property in a sound and minerlike manner and will comply fully with the provisions of the Workmen's Compensation Laws of the State of Nevada and will carry and maintain adequate and reasonable liability insurance for operations such as those contemplated by Homestake under this Agreement.

               (v) Homestake shall during normal business hours and on reasonable notice make available to Pioche-Ely Valley at such place or places and as they are normally maintained by Homestake, all factual (but not interpretive) maps, samples, assays, drill logs, analytical reports, metallurgical reports or studies and other information and data accumulated hereunder, and all records, accounts, and documents in the possession of Homestake or its Affiliates and their agents which pertain to the Property and the Agreement.

               (vi) Homestake agrees to defend, indemnify and hold Pioche-Ely Valley harmless from and against any cost, liability, loss, damage, claim, expense or contribution (including reasonable attorney's fees) including death, personal injury, or damage to property arising out of or related to Homestake's negligence or willful misconduct or violations of law on or in connection with Homestake's activities on the Property including, but not limited to any violation by Homestake of applicable provisions of federal or state law intended to protect the environment.

               (vii) Pioche-Ely Valley and its authorized agents who are experienced in mining operations, shall at Pioche-Ely Valley's sole risk and expense have the right to inspect the Property for the purpose of confirming that Homestake is conducting its operations in the manner required by this Agreement. All such inspections shall be made upon reasonable prior notice to Homestake, in a reasonable manner conforming to Homestake's safety rules and regulations, and so as not to interfere with Homestake's operations. Pioche-Ely Valley agrees to defend, indemnify, and hold Homestake harmless from all cost, liability, loss, damage, claim, expense or contribution (including attorneys fees) including death, personal injury, or damage to property arising out of or related to the acts of omissions of Pioche-Ely Valley, its employees, contractors, agents and representatives on the Property. The indemnities in subsection (vi) and this subsection (vii) shall survive termination of this Agreement.

          5.   Homestake's Option to Purchase.

               (a) Promptly after Homestake's execution of this Agreement, Homestake shall pay Owner $100.00 as the entire and separate consideration for the term of the Option.

               (b) Owner hereby grants to Homestake the exclusive and irrevocable option to purchase an undivided 85% interest in the Property, including but not limited to any rights resulting from application of Sections 2(e), 6(c) and (d), ("Option") for a total purchase price of $3,000,000.

          (c) Within ten days after the Effective Date, Owner and Homestake shall execute with a disinterested person selected by Homestake ("Depository") escrow instructions in the form attached at Exhibit B and Owner shall sign, acknowledge and deposit with the Depository deeds in the form attached as Exhibits B-1 and B-2 conveying to Homestake 85% of the 100% interest of Pioche-Ely Valley to the Property other than the Poorman Area and 100% of Pioche-Ely Valley's 85% interest in the Poorman Area to be held by the Depository.

          (d) Homestake may exercise the Option at any time while this Agreement is in effect by giving Owner notice of its election to do so specifying the effective date of the purchase and by paying to the Depository the purchase price. On the effective date of the purchase, this Agreement shall terminate, except with respect to payment of the purchase price and the representations and warranties of Owner contained herein. The rights and obligations of the parties to each other shall be governed by the deeds and the Joint Venture Agreement as provided in Section 11 below.

          (e) Title to the Property acquired by exercise of the Option must vest in Homestake, if at all, within twenty years following the death of the last surviving descendant of Elizabeth II, Queen of the United Kingdom, who is alive on the Effective Date.

     6.   Maintenance; Modification of Form of Property.

          (a) Except as otherwise provided in Section 6(b), during the term of this Agreement, Homestake, unless it sooner terminates this Agreement, shall in Pioche-Ely Valley's name make all payments and perform all acts or other obligations reasonably necessary as provided in Sections 6(b) and 6(c), to maintain in good standing, and to preserve and protect title to the Property, including but not limited to the payment of all property, sales, use, gross receipts, severance, ad valorem, occupation and privilege taxes, net annual proceeds taxes and any other taxes on minerals, mining or the proceeds from mining whether now or later enacted required to be paid, unless contested in good faith.

          (b) Unless it terminates this Agreement on or before June 1 or any year, Homestake shall (i) pay to the United States of America during the term of this Agreement (and promptly provide evidence thereof to Pioche-Ely Valley) such rentals and other fees and (ii) use good faith efforts to perform such additional acts and obligations as are or may be required to maintain each unpatented mining claim then constituting part of the Property in good standing through August 31st of such year in compliance with all applicable federal and state law including but not limited to the

United States Interior and Related Agencies Appropriations Act of 1993 and the Omnibus Budget Reconciliation Act of 1993. With respect to assessment work or such other acts or obligations performed by Homestake, Homestake shall prepare and file such affidavits, other documents or evidence thereof as are required by state and federal law to maintain such unpatented mining claims and mill sites in good standing through such August 31st. Following execution of this Agreement, Homestake will reimburse Pioche-Ely Valley for the BLM maintenance fees pertaining to the Property paid for the assessment year ending on September 1, 1998, upon submission of appropriate documentation of such payment to Homestake.

          (c) If the Mining Law of 1872 should be amended or repealed during the term of this Agreement, Homestake, unless it sooner terminates this Agreement shall use its best efforts to protect the rights or interests of the parties in any unpatented mining claim or mill site then constituting part of the Property and to acquire from the United States of America and maintain in effect rights to explore, develop and mine and otherwise use the ground covered by each such claim and site under such other forms of mineral tenure as may exist under any federal law hereafter enacted. Any such rights, interests, and other forms or mineral tenure obtained with respect to the ground covered by any such claim or site shall be part of the Property for all purposes of this Agreement.

          (d) (i) During the term of this Agreement, Homestake may, (1) locate, amend or relocate in the name of Pioche-Ely Valley, any unpatented mining claims or mill sites then constituting the Property, (2) locate in the name of Pioche-Ely Valley, any fractions resulting from such amendments or relocations, (3) abandon any unpatented mining claims(s) for the purpose of locating mill sites and (4) abandon any unpatented mill sites for the purpose of locating mining claims. All rights so acquired by Homestake shall be part of the Property for all purposes of this Agreement.

               (ii) During the term of this Agreement, Homestake shall have the right to (1) exchange with or transfer to the United States of America all or any part of any unpatented mining claim or mill site constituting part of the Property for the purpose of acquiring rights to the ground and/or minerals (in the case of mining claims) covered thereby, and (2) convert all or any part of the Property into one or more leases or other forms of mineral tenure pursuant to any federal law hereafter enacted. Any such ground, lease or other form of tenure shall be part of the Property for all purposes of this Agreement.

               (iii) At Homestake's request during the term of this Agreement Pioche-Ely Valley shall apply for mining or mill site patents or mining leases or other forms of mineral tenure for some or all of the unpatented mining claims.

          (e) Pioche-Ely Valley agrees to cooperate with Homestake and to take such reasonable actions, execute and deliver such reasonable documents, and otherwise provide such reasonable assistance as is useful or necessary to permit Homestake to comply with the provisions of this Section 6.

     7.   Expenditures By Homestake.

          (a) (i) On or before the 1st anniversary of the Effective Date Homestake shall be obligated to expend a minimum of $50,000 on or in connection with exploration of the Property ("Committed Expenditures") consisting of geological, geochemical and geophysical mapping and other investigations such as test drilling. In the event Homestake does not make such Committed Expenditures in a timely manner, then within thirty days following the first anniversary of the Effective Date Homestake shall pay Pioche-Ely Valley the difference between such $50,000 and the amount actually expended. Committed Expenditures or payment to Pioche-Ely Valley in lieu thereof are a material and irrevocable obligation of Homestake pursuant to this Agreement and not merely a condition precedent or subsequent. Except as provided in subsection 7(d), failure to make the Committed Expenditures or payments in lieu thereof shall constitute a material breach of this Agreement.

               (ii) In addition, Homestake shall and by using reasonable efforts, complete prior to the first anniversary of the Effective Date one drill hole to a depth of approximately 1,500' at a mutually agreeable location in the Poorman Area; provided, however, that if neither Homestake nor Pioche-Ely Valley, or both, have acquired 100% of the outstanding interests in the Poorman Area within 270 days following the Effective Date, the parties shall agree on a different location for such drill hole outside of the Poorman Area. The completion of the drilling of such a hole is an irrevocable obligation and a condition of maintaining this agreement in effect.

          (b) In subsequent years while this Agreement remains in effect, Homestake will make on or prior to each anniversary of the Effective Date exploration expenditures ("Expenditures") in the minimum amount of $50,000 annually. Expenditures are mere conditions to maintaining this Agreement in effect but are not irrevocable obligations.

          (c) For purposes of this Agreement Expenditures (and Committed Expenditures) shall include all amounts paid or incurred by Homestake, whether on or off the Property, in connection with evaluation, exploration or development of the Property. The term shall include, but shall not be limited to: all amounts paid, incurred or accrued in good faith by or on behalf of Homestake in connection with: (i) acquisition of additional rights or interests in the Property; (ii) searching title and curing title defects; (iii) assessment work and/or the cost of claim maintenance rental fees in lieu of assessment work, real property taxes and all other holding costs, but specifically excluding the payments to Pioche-Ely Valley set forth in Section 8 below; (iv) acquisition of public and private permits and authorizations required for operations in connection with the Property, including all bonds and deposits to secure or maintain such permits or authorizations; and (v) should Homestake pay or incur costs and expenses of any kind or character, however denominated, in connection with other properties in which Pioche-Ely Valley has no interest, such as easements, access roads, water and electric transmission lines and other rights and facilities useful in connection with the Property, a reasonable allocation of such costs and expenses as Homestake may determine in good faith to be of benefit or potential benefit to the Property.

          (d) In the event Homestake does not in any one or more calendar years while this Agreement remains in effect make on or prior to the relevant anniversary of the Effective Date, the relevant minimum Expenditures specified for such year, then in order to continue this Agreement in effect, Homestake shall within thirty days following such anniversary pay to Pioche-Ely Valley the difference between such minimum Expenditure and the amount actually expended. If Homestake does not make such payment in a timely manner this Agreement shall terminate.

          (e) Any Expenditures in excess of the minimum required for a particular calendar year shall be credited to Expenditures for one or more subsequent years.

     8.   Payments By Homestake.

          As a condition of continuing this Agreement in effect:

          (a) Promptly after Homestake's execution of this Agreement Homestake shall pay Owner $50,000.00; and,

          (b) Or before each anniversary of the Effective Date while this Agreement remains in effect, Homestake shall pay Owner $50,000.00.

     9. Reports By Homestake. Homestake shall from time to time, but not less frequently than annually, give Pioche-Ely Valley a written report of its activities under this Agreement including, but not limited to, a summary of Expenditures as well as copies of all geologic data (but not including interpretations thereof) not previously provided to Pioche-Ely Valley. Homestake and Pioche-Ely Valley will meet not less frequently than annually to review and discuss the results of the exploration to date. Upon the prior request of Pioche-Ely Valley, Homestake shall provide Pioche-Ely Valley with copies of geologic data (but not including interpretations thereof) at least ten days prior to any meeting. The amount of Expenditures reported in each such report shall conclusively be deemed to be correct unless Pioche-Ely Valley provides written notice to Homestake of its objection and the detailed grounds on which it is based within 60 days after Pioche-Ely Valley's receipt of each such report. Pioche-Ely Valley shall have reasonable access at all times to the books, accounts and records of Homestake to verify and audit the type and amounts of Expenditures made by

Homestake to qualify under this Agreement. Any such audit shall be requested within 60 days following delivery of the annual report to Pioche-Ely Valley and Pioche-Ely Valley shall be limited to one such audit per calendar year.

     10. Data. Upon execution of this Agreement Pioche-Ely Valley will allow Homestake to review and copy all engineering and geologic data in its possession pertaining to the Property.

     11.  Joint Venture Agreement.

          Upon Homestake's exercise of the Option to Purchase and payment of the purchase price as provided in Section 5, Homestake's 85% undivided interest as a tenant-in-common in the Property shall have irrevocably vested in Homestake, the Depository shall record and deliver to Homestake the two deeds referred to in Section 5(c), and Pioche-Ely Valley and Homestake shall become Participants in a Joint Venture ("Joint Venture") on the terms and conditions contained in the Joint Venture Agreement attached hereto as Exhibit C, and this Agreement shall terminate except as otherwise expressly provided herein. Within 15 days following Homestake's vesting in its interest in the Property it shall execute two copies of the Joint Venture and deliver the same to Pioche-Ely Valley for signature. Pioche-Ely Valley shall execute both copies of the Joint Venture and return one fully executed copy to Homestake within 15 days following its receipt thereof. In any event whether or not the Joint Venture has been executed by the parties hereto the Joint Venture shall be effective upon Homestake's vesting in its interest in the Property and for all purposes shall be a valid and enforceable contract. For the avoidance of doubt, in the event that Pioche-Ely Valley has no right, title, or interest in the Poorman Area at the time of such vesting by Homestake, the Poorman Area shall not be an asset of the Joint Venture contemplated by Section 11.

     12.  Term and Termination.

          (a) This Agreement shall terminate on the earliest to occur of (i) the 7th anniversary of the Effective Date if Homestake has not then exercised the Option as provided in Section 5(d), (ii) exercise of the Option as provided in Section 5, or (ii) termination by Homestake pursuant to Section 12(b).

          (b) Homestake may terminate this Agreement as to all or any part of the Property at any time after it has completed the Committed Expenditures and prior to exercise of the Option on 60 days written notice of termination to Pioche-Ely Valley.

          (c) Upon termination as provided in Section 12(a), (other than a termination arising out of exercise of the Option) Homestake shall execute and deliver to Pioche-Ely Valley such instruments of assignment, transfer and conveyance in customary form as reasonably effect such termination and transfer and (ii) except as otherwise required by Section 12(d) any obligation of Homestake contained in or arising out of this Agreement not then due or accrued (express or implied) shall terminate with respect to such portion of the Property as to which this Agreement is terminated.

          (d) Upon any complete or partial termination of this Agreement Homestake shall promptly perform all work required to reclaim from the effects of activities carried out by Homestake pursuant to this Agreement to the extent then required by law upon such portion of the Property as to which this Agreement is terminated.

     13.  Force Majeure.

          (a) If Homestake shall be prevented by Force Majeure from timely performance of any obligations arising under this Agreement except the payment of money to third parties, the failure shall be excused and the period for performance shall be extended for a period equal to the duration of Force Majeure. Homestake shall promptly give Pioche-Ely Valley notice of commencement and termination of Force Majeure. Homestake shall use reasonable diligence to remove Force Majeure but shall not be required against its will to institute legal proceedings, adjust any labor dispute or challenge the validity of any law, regulation, action or inaction of government.

          (b) "Force Majeure" includes any cause beyond Homestake's reasonable control, whether or not foreseeable, including but not limited to: law, regulation, action or inaction of government; inability to obtain in a timely manner and on terms reasonably acceptable to Homestake any public or private license, permit or authorization which may be required for operations in connection with the Property or other property, including removal and disposal of waters, wastes and tailings and reclamation; fire; explosion; inclement weather; flood; civil commotion; labor dispute; inability to obtain workmen or material; delay in transportation; and acts of God.

     14. Notices. All notices and other communications to either party shall be in writing and delivered personally or sent by prepaid mail, telecopier or other means providing for receipt of the communication in written form. All notices of default or arbitration and demands for performance or assurance, may be delivered personally or, if mailed, shall be sent by certified or registered mail, return receipt requested. Notices sent by ordinary mail shall be effective five days after the date of mailing. Notices sent by certified or registered mail shall be effective on the next business day after the date of actual delivery. Notices sent by telecopier shall be effective on the next business day after the day of transmission. Until a change of address is so given, notices shall be addressed to Homestake and Pioche-Ely Valley, respectively.

     Homestake:

          Homestake Mining Company of California
          650 California Street, 11th Floor
          San Francisco, California 94108
          Attn: Senior Land Manager
          Telephone: (415) 981-8150
          Fax: (415) 397-5025

     with a copy to:

          Homestake Mining Company of California
          605 Boxington Way, Suite 112
          Sparks, Nevada 89434
          Attn: Land Manager, U.S.
          Telephone: (702) 358-5609
          Fax: (702) 358-5588

     Pioche-Ely Valley:

          Pioche-Ely Valley Mines, Inc.
          10830 N. Central Expressway, Suite 175
          Dallas, Texas 75231
          Attn:
          Telephone: (214) 692-7872
          Fax: (214) 692-7874

     15. Assignment; Right of First Refusal.

          (a) Subject to the conditions of this Section 15, either party may assign all (but not less than all) of its interest in this Agreement or the Property (i) to an Affiliate or (ii) to a person or entity that is not an Affiliate after obtaining the prior written consent of the other which shall not be unreasonably withheld; provided in all cases, however, that the proposed assignee shall first agree in writing for the benefit of the non-assigning party to be bound by the terms and condition of this Agreement.

          (b) If either party intends to assign its interest in this Agreement or the Property to other than an Affiliate, the party proposing the assignment shall first deliver written notice of such intent to the non-assigning party. The non-assigning party shall have the right to negotiate at arms-length the acquisition of the interest to be assigned. If within sixty days no agreement has been made between the parties, then the assigning party may enter into negotiations with third parties.

          (c) If either party intends to assign its interest in this Agreement or the Property to other than an Affiliate, the non-assigning party shall have the right of first refusal. The party proposing to assign its interest shall provide the non-assigning party written notice of the pertinent terms and conditions of the offer of the third party and the proposed assignment including all documents containing the offer. The non-assigning party shall have thirty days from the date such notice is delivered to notify the assigning party whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice. In the event any consideration to be paid pursuant to a third party offer is not in US dollars, the non-assigning party shall have the right to substitute for such consideration the fair market value thereof in US dollars as agreed upon by the parties or as determined by arbitration pursuant to Section 20. In the event the non-assigning party does not exercise its right of first refusal, the assigning party shall have 60 days to complete the assignment on the terms and conditions contained in the notice to the non-assigning party after which 60 days the right of first refusal of the non-assigning party shall once again apply.

     16. No Environmental and Reclamation Liability. Notwithstanding any other provision of this Agreement, Homestake shall have no liability or obligation of any kind to Pioche-Ely Valley or to any third party for the reclamation or remediation of any environmental or other condition on or relating to the Property arising from any exploration, mining activities or other activity or use of the Property prior to the Effective Date. Pioche-Ely Valley agrees to defend, indemnify, and hold Homestake, its Affiliates and their directors, officers, employees, and representatives harmless from any cost, liability, loss, damage, claim, expense or contribution, including attorneys fees, arising from or related to any such condition or the reclamation or remediation thereof arising from or relating to activities conducted prior to the Effective Date. In the event Homestake exercises the Option to Purchase contained in Section 5 then Homestake shall assume and shall be obligated to pay its respective proportionate amounts of reclamation and remediation costs arising from any exploration, mining activities or other activity or use of the Property regardless of when such activity took place.

     17. Confidentiality of Information; Press Releases. Except as otherwise provided in this Section 17, Pioche-Ely Valley shall treat all data, reports, records and other information relating to this Agreement and the Property confidential. Each party shall be free to issue press releases and make public announcements with respect to this Agreement or the transactions contemplated by it but before doing so shall afford the other a reasonable opportunity to review and comment on them. Neither party shall issue any release or announcement that includes the name of the other without receiving the other's written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

     18. Termination of Confidentiality Agreement. That certain confidentiality agreement between Pioche-Ely Valley Mines, Inc. and Homestake Mining Company of California dated January 31, 1997 is hereby terminated.

     19. SHORT FORM; RECORDATION. The parties agree to execute and Homestake agrees to record a short form of this Agreement in order to provide notice of it to third parties. Homestake may record this Agreement, the short form, or both.

     20. ARBITRATION. Any disagreement or dispute arising out of this Agreement, its existence, interpretation, performance or enforcement not resolved by the disputing parties within fifty days from the date on which any party notifies one or more of the others of any such disagreement or dispute shall be decided finally by arbitration before three arbitrators in Reno, Nevada under the Commercial Arbitration Rules of the American Arbitration Association. Such notice shall appoint one arbitrator. Within ten days of the receipt of such notice, the other party shall appoint a second arbitrator and the two arbitrators so named shall within ten days of the appointment of the second appoint the third. If the two arbitrators appointed cannot agree upon the third arbitrator within such ten days, either party may apply to the Chief Judge of the United States District Court of the District including Reno to designate the third arbitrator. Each arbitrator shall be an individual qualified by skill and experience in the subject matter under dispute. No discovery shall be available. Each party shall bear its own costs in the arbitration. Each arbitrating party shall bear the costs of the arbitrator appointed by such party and the costs of the third arbitrator shall be borne equally by all of the arbitrating parties. The arbitrators shall enter their award within 45 days following the appointment of the third arbitrator. The award shall be binding on each of the arbitrating parties and its Affiliates and may be enforced in any court having jurisdiction over the person or property of any person against whom enforcement of the award is sought.

     21. GOVERNING LAW. The existence, interpretation, performance, discharge, excuse, waiver, breach and termination of this Agreement shall be governed by the domestic law of the State of Nevada.

     22.  AREA OF INTEREST.  Each party acknowledges that except as provided in
Section 3(d) and in Section 23, this Agreement contains no area of interest or other limitation or restriction on the rights of the parties to acquire property adjacent to or nearby the Property for their own account or to otherwise engage in business for their own accounts or whether not competitive with activities of the other.

     23. ADDITIONAL AND AFTER-ACQUIRED RIGHTS. If Pioche-Ely Valley acquires and right or interest in the Property or within the outer boundaries of the Property while this Agreement is in effect, (i) Pioche-Ely Valley shall promptly notify Homestake, (ii) such right or interest shall automatically become part of the Property for purposes of the Agreement, and (iii) Pioche-Ely Valley shall sign, acknowledge and deliver to Homestake an amendment to this Agreement and any memorandum of this Agreement so as to include such right or interest as part of the Property

     24. ENTIRE AGREEMENT. (a) This Agreement contains the entire agreement and understanding between the parties related to its subject matter and supersedes any prior and contemporaneous agreements, commitments, representations, writings and discussions relating thereto, whether written or oral, express or implied, all of which are hereby terminated in their entirety as of the date of this Agreement. The parties have endeavored to express in this Agreement all consideration, warranties, representations, and covenants that they intend, this Agreement shall not be construed to contain any implied consideration, warranties, representations, or covenants, including but not limited to any implied obligation of Homestake to explore, mine or otherwise work the Property and is not intended to create any partnership between the parties.

     (b) The parties agree that they will execute such further agreements, conveyances and assurances as may be required or which counsel for the parties may deem necessary to carry out the intent of this Agreement.

     (c) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.



Homestake Mining Company of California       Pioche-Ely Valley Mines, Inc.



By:/s/ W.F. LINDQUIST                        By:/s/ J.A. CRICHTON
   -----------------------------------          --------------------------------

Print Name: W.F. Lindquist                   Print Name: J.A. Crichton
           ---------------------------                  ------------------------

Title: Vice President                        Title: President
      --------------------------------             -----------------------------

                                   EXHIBIT A



     The Property consists of those certain patented and unpatented mining claims located generally in Township 1 North, Ranges 66 and 67 East, Lincoln County, Nevada, and more particularly described as follows:

PART I.
A.   PATENTED CLAIMS

CLAIM NAME                       MINERAL SURVEY NO.     PATENT NO.
----------                       ------------------     ----------
Daly East                             2526                46548
Key Note                              3180                83147
Lucky Boy                             3180                83147
Imperial                              3181                84930
Iron Duke                             3181                84930
Double Decker                         3183                74644
Columbia                              3183                74644
Commander                             3182                77977
Dupont No. 1                          3820               441200
Volcano                               4305               646889
Buckhorn                              4185               496585
Buckhorn No. 2                        4185               496585
Deertrail                             4185               496585
Jonathan                              4185               496585
Jonathan No. 2                        4185               496585
Rawhide                               4185               496585
Smuggler                              4185               496585
Gelder                                4160               504310
Gelder No. 2                          4160               504310
West End                              4160               504310
Start Up                              4160               504310
Start Up No. 2                        4160               504310
Gold Eagle No. 3                      4160               504310
Gold Eagle No. 4                      4160               504310
Gold Eagle Consolidated               4160               504310
Hard Road                             4160               504310

                               Exhibit A - Page 1

Ely Valley                        3725               221093
Ely Valley No. 2                  3725               221093
Ely Valley No. 3                  3725               221093
Ely Valley No. 4                  3725               221093
Ely Valley No. 5                  3725               221093
O.K.                              3725               221093
Alice                             3725               221093
Golden Fleece                     3725               221093
Margaret Pillins                  3725               221093
Silver Dick                       3864               245094
Annice                            3864               245094
Jefferson                         3864               245094
Baby Mine Fraction                3864               245094
Ophir                             4072               339883
Flagstaff                         4072               339883
Navy                             2153A                34618
Melissa                             38                31074

PART I.B.      UNPATENTED CLAIMS


CLAIM NAME                 LOCATION DATE        BOOK/PAGE        BLM NMC #
---------------------      -------------        ---------        ---------
Army                          1/13/1900             L/227          80347
Battery                       2/12/1900             L/323          80348
Northside                     2/12/1900             L/325          80349
Mendha                         1/8/1900             L/218          80350
North Side No. 2              5/17/1909            D-1/35          80351
Navy West                     1/29/1900             L/262          80352
Southside                      3/7/1900             L/326          80353
Southside No. 1               5/20/1909            D-1/35          80354
Mendha East                    1/8/1900             L/220          80355
Northside No. 1               5/16/1909            D-1/34          80356
Wide Awake                   10/26/1907             Y/122          80370
Golden Wren                    3/4/1907              W/37          80373
Dupont No. 4                  7/27/1909            D-1/16          80376
Dupont Fraction No. 3         2/11/1907             V/137          80377
Nail Driver                  11/12/1906             U/372          80378
Superior No. 1                9/27/1922           G-1/260          80385

                               EXHIBIT A - PAGE 2

Superior No. 2           9/27/1922           G-1/260             80386
Harvester No. 2         11/20/1927           H-1/272             80390
Harvester No. 3          5/23/1940           M-1/345             80391
Harvester No. 42         5/11/1946           N-1/440             80430
O.K. No. 2               5/20/1929           H-1/466             80431
O.K. No. 3               1/25/1907              W/90             80432
O.K. No. 4               9/23/1907             Y/211             80433
O.K. No. 5                5/9/1929           H-1/475             80434
O.K. No. 7                5/9/1929           H-1/475             80436
Marion                   1/28/1918           F-1/227             80450
Marion No. 2              2/2/1918           F-1/227             80451
Marion No. 3             9/12/1929           J-1/164             80452
Marion No. 4             9/12/1929           J-1/165             80453
Marion No. 7             9/13/1929           J-1/166             80456
Blue Bell No. 1          1/11/1911            E-1/15             80457
Blue Bell No. 2          1/11/1911            E-1/15             80458
Blue Bell No. 3          1/11/1911            E-1/16             80459
Blue Bell No. 4          1/11/1911            E-1/16             80460
Blue Bell No. 5           7/1/1931           K-1/117             80461
Blue Bell No. 6           7/1/1931           K-1/118             80462
Blue Bell No. 7           7/1/1931           K-1/118             80463
Blue Bell No. 8           7/1/1931           K-1/119             80464
Sure Thing               6/24/1926            H-1/95             80465
Sure Thing No. 1         8/17/1926            H-1/96             80466
Sure Thing No. 2         8/17/1926           J-1/167             80467
Blue Bell No. 10          7/1/1931           K-1/119             80477
Blue Bell No. 11         10/8/1935            L-1/89             80478
Blue Bell No. 12         10/8/1935            L-1/89             80479
Blue Bell No. 13         10/8/1935            L-1/90             80480
Blue Bell No. 14         10/9/1935            L-1/90             80481
Blue Bell No. 15         10/9/1935            L-1/91             80482
Harebell                 9/13/1993           107/256            681915
Cathy Fraction            9/7/1993           107/254            681916
Anne Fraction           10/26/1987        77/464-465            443772
Joyce Fraction           10/3/1987        77/474-475            443777
Telex                    11/4/1987        77/494-495            443787


                               EXHIBIT A - PAGE 3

PART II. POORMAN AREA

A.   PATENTED CLAIMS


CLAIM NAME               MINERAL SURVEY NO.     PATENT NO.
----------               ------------------     ----------
Jig                              57               28391
Youngatti                        57               28391
Capen                            57               28391
Albion                           57               28391
Poorman's Prospect               57               28391



B.   UNPATENTED CLAIMS


CLAIM NAME         LOCATION DATE      BOOK/PAGE        NMC #'S
----------         -------------      ---------        -------
September          10/2/1929          J-1/204          80357
Acme               5/30/1928          H-1/321          80358
Acme No. 2         5/30/1928          H-1/321          80359
Acme No. 3         5/30/1928          H-1/321          80360
Acme No. 4         5/30/1928          H-1/322          80361
Acme No. 5         3/25/1928          H-1/322          80473
Acme No. 6         3/25/1928          H-1/323          80474
James No. 1         9/1/1939          M-1/194          80362
James No. 2         9/1/1939          M-1/194          80363
James No. 3         9/1/1939          M-1/195          80364
James No. 4         8/6/1940          M-1/379          80365
James No. 5         8/6/1940          M-1/379          80366
James No. 6         8/6/1940          M-1/380          80367
James No. 7         8/6/1940          M-1/380          80368
Garbo #23          4/20/1990            91/45         597895


                               EXHIBIT A - PAGE 4

Garbo #24        4/20/1990            91/46       597896
Garbo #25        4/20/1990            91/47       597897
Garbo #26        4/20/1990            91/48       597898
Garbo #27        4/20/1990            91/49       597899
Garbo #28        4/20/1990            91/50       597900
Garbo #29        4/20/1990            91/51       597901
Garbo #30        4/20/1990            91/52       507902
Garbo #31        4/20/1990            91/53       597903
Garbo #49        4/25/1990            91/71       597921
Garbo #50        4/25/1990            91/72       597922
Garbo #52        4/25/1990            91/73       597923
Garbo #53        4/25/1990            91/74       597924
Garbo #54        4/25/1990            91/75       597925
Garbo #55        4/25/1990            91/76       597926
Garbo #56        4/26/1990            91/77       597927


                               EXHIBIT A - PAGE 5